[Company Letterhead]

Finance
6200 Sprint Parkway
Overland Park, KS 66251

November 8, 2010

Ryan Siurek
KSOPHM0310-3A253
6480 Sprint Parkway
Overland Park, KS 66251

Dear Ryan:

I am pleased to inform you that you have been selected to receive a special cash retention award.

This retention award consists of two payments totaling $112,500 before required withholdings. You must remain a Sprint employee through November 1, 2012, except as provided below, to receive full payment. Payments are targeted to occur on the second paycheck of the applicable month. The first payment of $28,000 will be scheduled for November 25, 2011 and the second payment of $84,500 on November 23, 2012.

Additional terms of award payment -

•	Involuntary termination without cause:

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In addition to your severance package, if your employment is involuntarily terminated without cause, you will receive the entire award payment as soon as administratively practicable after termination, subject to our receipt of your effective release of claims.

•	Termination for any other reason:

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If you have a termination of employment for any other reason (including voluntary termination, acceptance of a voluntary separation package, termination for cause, or unsatisfactory performance or other inability to perform your job, such as disability or death), you will forfeit any unpaid retention award payments in their entirety.

I look forward to your ongoing contributions to make Sprint an even stronger player in the telecommunications marketplace.

Best Regards,

Bob Brust
Chief Financial Officer